Exhibit 10.4

VALCENT PRODUCTS INC.
420-475 Howe Street
Vancouver, BC
V6C 2B3
Tel: 604-606-7977

October 2, 2006

GLOBAL GREEN SOLUTIONS INC. (“GGS”)
880-609 Granville Street
PO Box 10321
Vancouver, BC V7Y 1G5

Pagic LP (“PAGIC”)
(Formerly MK Enterprises LLC)
1057 Doniphan Park Circle
Suite H El Paso Texas 79922

WEST PEAK VENTURES OF CANADA LIMITED (“WPK”)
420-475 Howe Street
Vancouver BC V6C 2B3

Dear Sirs:

Re: Development and commercial exploitation of a BIO MASS PRODUCTION SYSTEM

The purpose of this letter is to establish a Letter of Agreement between our respective companies pursuant to which we will jointly participate in the development of the intellectual property, knowhow, confidential processes, modifications and derivative works (the “Licensed Item”) arising out of a patent pending for the development of a Bio Mass System employed to produce hydrocarbons while sequestering CO2 from the environment by growing certain algae. The Bio Mass System and certain modifications and derivative works related thereto are herein sometimes referred to as the “Licensed Items”.

This Letter of Agreement will be the basis for a contract between Valcent Products Inc.(Licensor) and Global Green Solutions Inc., (Licensee) which shall be the governing document for their joint participation in the Venture. The contract will be signed by the Licensor and Licensee on or before the last day of June 2007 which shall include amongst other things, the basic terms of this Letter of Agreement.

Valcent represents to you the following:

1)

It has conditionally received an exclusive world wide license known as the PAGIC/WPK License to develop the Licensed Items and to manufacture, market, promote, develop and distribute the Licensed Item on a world wide basis subject to a royalty of 4.5% of gross revenues due and payable to PAGIC and WPK as detailed in the attached Schedule “A”.

2)	The Licensee is required to complete the following in order for Valcent to maintain its License in good standing:

	a)	Use its best efforts in the research and development of the Technology in order to deliver a working prototype of the Invention on or before July 1, 2007 ; and

	b)	Use its best efforts to achieve the commercial exploitation of the Technology on or before December 31, 2007; and

3)

The Licensor has agreed to provide product support, Research and Development personnel, know how, office, warehouse, and lands during the initial R&D phase at its cost and when required, provide similar services during the future commercial exploitation phase.

GGS as evidenced by this Letter of Agreement has agreed to enter into a commercial venture with Valcent for the purpose of completing the research and development of the Licensed Item, to construct a working prototype of the Bio Mass System and to develop the Licensed Item to the commercial exploitation stage by providing capital of up to US$3,000,000 conditional upon GGS receiving an exclusive sublicense (with the exception of Nevada, Ghana, and Malawi) to the Licensed Items and the additional rights provided for herein. The sublicense shall be known as the GGS License.

Formation of Venture

Valcent and GGS hereby agree to establish a venture (the “Venture”) for the purpose of developing, promoting, licensing, marketing, manufacturing, distributing and selling and exploiting the Licensed Item, the Bio Mass System and the Licensed Items.

Term

The term of the Venture shall be for as long as the Licensee deems it to be a commercial venture with revenues in excess of the minimum revenues required to keep the PAGIC/WPK License in good standing.

Funding of Venture

All funds required to complete the research and development related to the Bio Mass System to a working prototype stage, the construction of a pilot plant utilizing the Bio Mass System and the construction and delivery of Licensed Items embodying the Bio Mass System for exploitation purposes shall be paid for by GGS.

Contributions by Valcent

Valcent shall contribute to the Venture the following:

1)	the GGS License;

2)	the non-exclusive services of Malcolm Glen Kertz as the inventor and conceiver of the Licensed Items for support and to provide know-how and technical expertise as a research consultant to the Venture but on a basis sufficient to meet the R&D and commercial project exploitation schedules;

3)	the non-exclusive use of the warehouse and laboratory space currently maintained by Valcent in El Paso, Texas; but on a prioritized basis to meet the R&D and commercial project exploitation schedules;

4)

non-exclusive use of a parcel of land located in the County of El Paso consisting of approximately 6.2 acres of land on which a working prototype of the Invention can be constructed but on a prioritized basis to meet the R&D and commercial project exploitation schedules;

5)	other Valcent personnel and office services to be charged to the venture on a cost basis

Participating Interests

Before payout of the Licensee’s capital account and acceptable third party expenses, the Venture interests shall be 80% in favor of the Licensee and 20% in favor of the Licensor whereby both interests in total shall be subject to a 0.9% royalty payable to PAGIC and WPK as detailed in the attached Schedule “A”. The 20% venture interest held by the Licensor shall be a carried interest.

After payout of the Licensee’s capital account and acceptable third party expenses, the venture interest shall be 70% in favor of the Licensee and 30% in favor of the Licensor whereby both interests in total shall be subject to a 4.5% royalty payable to PAGIC and WPK as detailed in the attached Schedule “A”. At the end of the R&D and pilot plant phase, Valcent will have the option to purchase an additional 10% interest for 40% of GGS’s investment.

Additional facilities constructed to exploit the Licensed Item shall be accounted for as separate and distinct Ventures (the “Sub-Ventures”) and any distributions made shall be subject to the same distribution terms as stated above.

The parties anticipate that Venture income will be derived from the following:

1)	the sale or lease of plants employing the Licensed Item and the Bio Mass System;
2)	the sub-licensing of the Licensed Item;
3)	the sale of capital assets;
4)	the harvesting of by-products derived from the application of the Licensed Item;
5)	green credits

Note: Any government grants shall be treated as cost offsets.

Income derived from the above events, less cost of sales and selling, general and administrative costs shall be included for distribution purposes. A capital account shall be established for the Licensee which reflects the amount of money contributed to the venture or sub venture(s) decreased by any reimbursement(s) made.

Valcent has the right to develop a sub-venture to commercialize the Licensed Items for retail/consumer (non-industrial) applications of this technology/apparatus. For such a sub-venture, Valcent will be the operator, and shall fund all of the sub-venture investments. GGS shall also have a capital account for a deemed expenditure reflecting R&D expenditures incurred by GGS that are applicable to the consumer version of the Invention and until such time as the GGS capital account for the consumer version is paid out, both Valcent and GGS shall have an equal interest in the distributions. Thereafter, Valcent shall have a capital account on the same terms as defined above to calculate before and after payout interests with the intent of Valcent having an 80% interest before payout and 60% interest after payout with the same royalty provisions as stated above. For the purpose of making distributions from this sub-venture, Valcent may engage GGS employees in similar fashion to that in which Valcent employees are engaged and compensated in the industrial venture/sub-ventures.

Management Committee

The overall management and control of the Venture shall be vested in the Operator. The Operator shall conduct the operations in accordance with directions received from a committee (the “Committee”) which will be formed following execution of this Letter of Agreement. The Committee shall consist of four members. Valcent shall appoint two members to the Committee and GGS shall appoint two members to the Committee. Each member of the Committee shall have one vote. The members appointed by GGS shall have a deciding vote on any issues placed before the Committee which involves financial matters, budget controls, project and contract management, sales and marketing and the members appointed by Valcent shall have a deciding vote with respect to any issues involving the intellectual property. Save and except for the deciding votes provided to each of the parties under certain circumstances, all decisions of the Committee shall be made by a majority vote. The management committee will be chaired by a GGS representative as the Operator.

Programs and Budgets

The initial programs and budgets shall cover two preliminary phases being the completion of the research and development phase and the construction of a pilot plant equipped with the Bio Mass System.

The Operator shall prepare an initial budget for approval by the Committee which will cover total anticipated R&D phase expenditures with the first 3 months specified in detail. Thereafter, at least 45 days prior to the expiration of the previously approved program, Operator shall prepare and submit to the Committee a proposed program and budget for the succeeding 3-month period. The proposed program and budgets shall be in the form and degree of detail sufficient to allow members of the Committee to make a reasonably informed determination concerning the program and the budget. Within 15 days after submission of a proposed program and budget the Committee shall approve or disapprove a proposed program and budget, and GGS as Operator shall provide funding as required..

Termination of Venture

The Venture shall terminate in the following events:

1)	the insolvency or bankruptcy of either Venture participant;

2)	GGS’s failure to fund the Venture in an amount of up to $3,000,000;

3)	Valcents failure to deliver the technology as required for commercial exploitation

4)	Upon the expiration of the term, which is defined as revenues less than the minimum required by the PAGIC/WPK License;

5)	Failure of the Venture to distribute royalty payments as specified above under Participating Interests, within six months of their due date;

6)	Upon the voluntary winding up of the Venture under the direction of the Committee.

The parties agree to develop the detailed terms for termination of the venture prior to commercialization.

Research and Development Program

The research and development program provided for in the GGS License shall be undertaken by the Venture under the direction of a Committee as defined above. The program shall set tasks and sub tasks to achieve defined milestones with expenditures to be incurred in accordance with the pre-approved budgets approved by the Committee.

All parties involved in the research and development program shall perform their duties to the Venture under confidentiality agreements establishing that the results of the programs are for the direct benefit of the Licensor and the Venture.

As part of the research and development program, the Operator shall provide monthly reports on the progress achieved and a financial accounting of all funds spent.

All right, title and interest in and to the technology derived from research and development program shall be the sole and exclusive property of the Licensor and the Venture and shall not be deemed to be works made for hire. The rights of the Licensor and the Venture shall extend to any and all notes, data, sketches, drawings, research, formulas, trade secrets, processes, laboratory notebooks, research memoranda, reference materials, prototypes, know-how and any other item of whatever form that in any way embodies the research program and technology contemplated hereby. The Operator shall provide notice to Valcent when the Venture has completed the research and development program. Following the research and development program, the Venture shall commence a second phase involving the construction of a pilot plant on the lands to be contributed by Valcent as earlier provided for herein.

The intellectual property provided by Valcent and the inventor of the technology and conceiver (Malcolm Glen Kertz) will be made available to the Venture in event of the illness or death of the inventor, to enable the business of the Venture to continue.

Operator

The Operator of the Venture appointed for the purpose of accomplishing the defined objectives of the Venture as from time to time established by the Committee contemplated herein shall be GGS. As Operator, GGS shall inter alia be responsible for the following:

a)	the research and development program;

b)	the management and supervision of the business and affairs of the Venture with authority to act on behalf of the Venture to:

	i)	execute any debt instruments;

	ii)	pay all amounts due and payable by the Venture to any person;

iii)

enter into any contracts or agreement with or employ such agents, employees, managers, accountants, attorneys, consultants and other persons, firms, corporations or other entities whatsoever, including the Operator or any person affiliated with the Operator, necessary or appropriate and to pay such fees and expenses;

	iv)	acquire insurance;

	v)	enter into, execute, acknowledge and deliver any and all contract, agreements or other instruments that are appropriate to carry on the business of the Venture;

	vi)	pay costs to be paid on all taxes that may be levied or imposed on any assets;

	vii)	open accounts, invest, deposit and maintain the funds in the name of the Venture in banks, savings and loan associations;

	viii)	execute, acknowledge and deliver all documents and payment of the fees required to qualify the Venture to do business in any other State or Country;

	ix)	otherwise perform normal administrative acts;

	x)	sublicense the Licensed Item; and

	xi)	collect and market by-products derived from the application of the Licensed Item and the operation of the Licensed Items by the Venture.

Arbitration

All disputes in connection with this agreement or the formal contract shall be decided finally by the American Arbitration Association, in an arbitration proceeding in accordance with its then prevailing rules applicable to commercial arbitrations. The arbitration shall take place in the Houston area of the State of Texas, and the decision of the arbitrator(s) shall be binding and final upon the parties, and its decision shall be enforceable as a judgment in a court of competent jurisdiction. The cost of such arbitration shall be shared equally between the parties hereto, except that each party shall pay its own attorney and witness fees unless the arbitrator determines that a party has acted in bad faith, in which event the entire cost of the arbitration, including the reasonable attorney fees of the prevailing party, shall be borne by the party determined by a majority of the arbitrators to have acted in bad faith.

Confidentiality

The terms and provisions of this Letter of Agreement and all information obtained in connection with the performance of this Agreement not otherwise generally available to the public (“Confidential Information”) shall be maintained on a confidential basis by the Parties. A Party shall not make any disclosure to any Person or to the public of, or give or provide for, any publicity, press release or written material containing Confidential Information without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. The requirement for consent shall not apply to a disclosure:

1)	to an affiliate, attorney, accountants or consultant that has a bona fide need to be informed;

2)	to a governmental agency or to the public when the disclosing party believes in good faith such disclosure is required by applicable law, rules or regulations; or

3)	of information which now or at the time of disclosure is part of the public domain through no fault of the disclosing Party.

Any disclosure pursuant to subsection (1) or (2) above shall include only such Confidential Information as such person shall have a legitimate business need to know and such person shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the parties are obligated under this section.

The parties agree that this Letter of Agreement will constitute the basis of the working arrangement that the parties will commence effective as of the date this Agreement is signed by each of the parties and that the terms of the agreement between the parties will be subject to more definitive legal agreements to be settled by and between the parties in a definitive form by June 30, 2007 unless the time for completing the definitive version of the agreement is by mutual agreement extended.

If you are in agreement with the basic terms of this Letter of Agreement, would you please indicate your acceptance of the terms by signing this Agreement in the space provided and forwarding a copy of the accepted document to us at the address set out above.

We look forward to hearing from you.

Yours truly,

VALCENT PRODUCTS INC.

Per:	DOUGLAS E. FORD
Douglas E. Ford (Director)

We, the undersigned do hereby accept the foregoing terms this ____ day of September, 2006.

GLOBAL GREEN SOLUTIONS INC.

Per:	J. DOUGLAS FRATER
James Douglas Frater (President)

PAGIC LP

Per:	MALCOLM GLEN KERTZ
Malcolm Glen Kertz (President)

WEST PEAK VENTURES OF CANADA LIMITED

Per:	TIM BROCK
Tim Brock (President)